Exhibit 10.1
JOHNSON CONTROLS INTERNATIONAL PLC
2021 EQUITY AND INCENTIVE PLAN (THE “PLAN”)
OPTION OR SHARE APPRECIATION RIGHT AWARD AGREEMENT

Terms for FY2024 Nonqualified Share Options and Share Appreciation Rights
Definitions. Certain capitalized terms used in this Award Agreement have the meanings set forth below. Other capitalized terms used but not defined in this Award Agreement have the same meaning as in the Plan.
(a)“Award” means this grant of Options and/or an SAR.
(b)“Award Notice” means the Award notification delivered or made available to the Participant (in either paper or electronic form).
(c)“Grant Date” is the date the Award was made to the Participant, as specified in the Award Notice.
(d)“Inimical Conduct” means any act or omission that is inimical to the best interests of the Company or any Affiliate as determined by the Committee in its sole discretion, including but not limited to: (i) violation of any employment, non-competition, non-solicitation, confidentiality or other agreement in effect with the Company or any Affiliate, (ii) taking any steps or doing anything which would damage or negatively reflect on the reputation of the Company or an Affiliate, or (iii) failure to comply with applicable laws relating to trade secrets, confidential information or unfair competition.
(e)“Option” means this nonqualified share option representing the right to purchase Shares at a stated price for a specified period of time.
(f)“Plan” means the Johnson Controls International plc 2021 Equity and Incentive Plan as amended from time to time.
(g)“Retirement” means Termination of Employment (for other than Cause) on or after attainment of age fifty-five (55) and completion of five (5) years of continuous service with the Company and its Affiliates (including, for Participants who are Legacy Johnson Controls Employees, service with Johnson Controls, Inc. and its affiliates prior to the Merger).
(h)“SAR” is an Award of Share Appreciation Rights which will be settled in cash. The Participant will receive the economic equivalent of the excess of the Fair Market Value on the exercise date over the Exercise Price.
(i) “Termination of Employment” means, subject to the terms of any Attachment hereto, the date of cessation of the Participant’s employment relationship with the Company and its Affiliates for any reason, with or without Cause, as determined by the Company.
The parties agree as follows:
1.Grant of Award. Subject to the terms and conditions of the Plan, a copy of which has been made available to the Participant and made a part of this Award, and to the terms and conditions of this Award Agreement, the Company grants to the Participant an Award of Options or an SAR, as specified in the Award Notice.
2.Exercise Price. The purchase price payable upon exercise of the Options or used to determine the value of the SARs shall be the Exercise Price per Share stated in the Award Notice.
3.Exercise of Vested Portion of Award. The Award may be exercised by the Participant, in whole or in part, from time to time, to the extent the Award is vested and prior to the Expiration Date stated in the Award Notice. The vesting schedule of the Award is set forth in the Award Notice.
4.Exercise Procedure. The Award may only be exercised through the Company’s Option/SAR execution service provider following the procedures established by the Committee.
Terms for FY2024 Share Option and Share Appreciation Rights – 2021 Plan

5.Rights as Shareholder. The Participant shall not be deemed for any purposes to be a shareholder of the Company with respect to any Shares which may be acquired hereunder except to the extent that the Option shall have been exercised with respect thereto and Shares issued therefor.
6.No Reinstatement of Award. After this Award or any portion thereof expires, is cancelled or otherwise terminates for any reason, the Award or such portion shall not be reinstated, extended or otherwise continued.
7.Alienation of Award. The Participant (or beneficiary) shall not have any right to assign, transfer, sell, pledge or otherwise encumber this Award, other than pursuant to the laws of descent and distribution. For clarity, this Award may only be exercised by the Participant during the Participant’s lifetime.

8.Termination of Employment.
(a)General. In the event a Participant’s employment with the Company or any of its Affiliates is terminated for any reason, except Retirement, death, Disability, Disposition of Assets (as defined below), Disposition of a Subsidiary (as defined below), Outsourcing Agreement (as defined below) or Cause, a Participant may exercise this Award (to the extent vested and exercisable as of the date of the Participant’s Termination of Employment) for a period of ninety (90) days after the date of the Participant’s Termination of Employment, but not later than the Award’s expiration date. Thereafter, all rights to exercise the Award shall terminate. Any portion of this Award that is not, or does not become, vested and exercisable as of the date of the Participant’s Termination of Employment shall automatically be forfeited as of the date of such Termination of Employment.
(b)Retirement. If the Participant ceases to be an employee of the Company or any Affiliate by reason of Retirement at a time when the Participant’s employment could not have been terminated for Cause, then the Award shall vest and become exercisable with respect to a pro rata portion of the Award and will remain exercisable (to the extent vested upon Retirement) until its expiration date. The pro rata portion of the Award that shall vest upon the Participant’s Retirement shall be calculated as follows: (i) the total number of Options or SARs subject to this Award multiplied by (ii) a fraction, the numerator of which equals the total number of full months that the Participant was employed during the Award’s original vesting period and the denominator of which equals the total number of months in the Award’s original vesting period, less (iii) the number of Options or SARs that previously vested in the normal course as of the Participant’s Termination of Employment. For the avoidance of doubt, any portion of this Award that is not, or does not become, vested and exercisable as of the date of the Participant’s Retirement shall automatically be forfeited as of the date of such Retirement.
(c)Death or Disability. If the Participant ceases to be an employee of the Company or any Affiliate by reason of death or Disability at a time when the Participant could not be terminated for Cause, then the Award shall become exercisable in full without regard to any vesting requirements, and may be exercised by the Participant at any time within three (3) years after the Participant’s Termination of Employment, but not later than the Award’s expiration date. In the case of the Participant’s death, the Award may be exercised by the person to whom the Award is transferred by will or by applicable laws of descent and distribution. In the event of the death of a Participant who has had a Retirement or ceased to be an employee by reason of Disability, the Award may be exercised by the person to whom the Option is transferred, by will or by applicable laws of descent and distribution, as if the Participant had remained living under Section 8(b) or this Section 8(c), as applicable.
(d)Divestiture or Outsourcing. If the Participant’s employment with the Company and its Affiliates terminates as a result of a Disposition of Assets, Disposition of a Subsidiary or Outsourcing Agreement (each as defined below) at a time when the Participant could not have been terminated for Cause, then, except to the extent this Award has been assumed or replaced pursuant to Section 9, the Award shall become exercisable with respect to a pro rata portion of the Award and will remain exercisable (to the extent vested upon the Disposition of Assets, Disposition of a Subsidiary or Outsourcing Agreement) until the earlier of three (3) years after the date of such Disposition of Assets, Disposition of a Subsidiary or Outsourcing Agreement and the Award’s expiration date. The pro rata portion of the Award that shall vest upon the Participant’s Termination of Employment shall be calculated as follows: (i) the total number of
Terms for FY2024 Share Option and Share Appreciation Rights – 2021 Plan

Options or SARs subject to this Award multiplied by (ii) a fraction, the numerator of which equals the total number of full months that the Participant was employed during the Award’s original vesting period and the denominator of which equals the total number of months in the Award’s original vesting period, less (iii) the number of Options or SARs that previously vested in the normal course as of the Participant’s Termination of Employment. Notwithstanding the foregoing, the Participant shall not be eligible for such pro rata vesting if (A) the Participant’s Termination of Employment occurs on or prior to the closing date of such Disposition of Assets or Disposition of a Subsidiary, as applicable, or on such later date as is specifically provided in the applicable transaction agreement or related agreements, or on the effective date of such Outsourcing Agreement applicable to the Participant (the “Applicable Employment Date”), and (B) the Participant is offered Comparable Employment (as defined below) with the buyer, successor company or outsourcing agent, as applicable, but does not commence such employment on the Applicable Employment Date. For the avoidance of doubt, any portion of this Award that is not, or does not become, vested and exercisable as of the date of the Disposition of Assets, Disposition of a Subsidiary or Outsourcing Agreement shall automatically be forfeited as of the date of such Disposition of Assets, Disposition of a Subsidiary or Outsourcing Agreement, as applicable.
For purposes of this Section 8(d), “Comparable Employment” shall mean employment (x) with base compensation and benefits (not including perquisites, allowances or long term incentive compensation) that, taken as whole, is not materially reduced from that which is in effect immediately prior to the Participant’s Termination of Employment and (y) that is at a geographic location no more than 50 miles from the Participant’s principal place of employment in effect immediately prior to the Participant’s Termination of Employment; “Disposition of Assets” shall mean the disposition by the Company or an Affiliate of all or a portion of the assets used by the Company or Affiliate in a trade or business to an unrelated corporation or entity; “Disposition of a Subsidiary” shall mean the disposition by the Company or an Affiliate of its interest in a subsidiary or controlled entity to an unrelated individual or entity (which, for the avoidance of doubt, excludes a spin-off or split-off or similar transaction), provided that such subsidiary or entity ceases to be controlled by the Company as a result of such disposition; and “Outsourcing Agreement” shall mean a written agreement between the Company or an Affiliate and an unrelated third party (“Outsourcing Agent”) pursuant to which (i) the Company transfers the performance of services previously performed by employees of the Company or Affiliate to the Outsourcing Agent, and (ii) the Outsourcing Agent is obligated to offer employment to any employee whose employment is being terminated as a result of or in connection with said Outsourcing Agreement.
(e)Termination for Cause. If the Participant’s Termination of Employment is due to Cause, then such termination shall cause the immediate cancellation and forfeiture of any Award, regardless of vesting; and any pending exercises shall be cancelled on the date of termination.
9.Impact of Disposition of Assets or Subsidiary or Outsourcing Agreement. In connection with a Disposition of Assets, a Disposition of a Subsidiary or an Outsourcing Agreement (any of the foregoing, a “Transaction”), the Committee may authorize the assumption or replacement, in part or in whole, of this Award by (a) the subsidiary, controlled entity or other organizational unit being sold or otherwise disposed of, or any affiliate thereof or successor thereto, or (b) the entity that employs the Participant following the Transaction or any affiliate thereof, or (c) the entity that directly or indirectly acquires or controls (or any affiliate thereof) the disposed-of assets, facility, subsidiary, controlled entity or other organizational unit following the Transaction. Such assumption or replacement may be on such terms and conditions as the Committee may authorize in its sole and absolute discretion, and may, without limitation, be carried out through the substitution of different award types or awards with different terms and conditions from this Award; provided that, immediately following such assumption or replacement, the assumed or replaced award must have a vesting schedule and performance conditions, if any, no less favorable to the Participant than those provided by this Award, and substantially equivalent or better economic value compared with this Award, immediately prior to such assumption or replacement, in each case as determined by the Committee in its discretion. This Award shall be terminated, without any obligation of the Company to issue Shares or other payment hereunder, to the extent and on the date the Award is assumed or replaced as provided in
Terms for FY2024 Share Option and Share Appreciation Rights – 2021 Plan

this Section 9. Any Shares subject to any portion of this Award that is so terminated shall be recredited to the Plan’s reserve in accordance with Section 6(c) of the Plan.

10.Inimical Conduct. Notwithstanding anything herein to the contrary, if the Committee determines at any time that a Participant has engaged in Inimical Conduct, whether before or after Termination of Employment, the Award shall be cancelled, regardless of vesting; and any pending exercises shall be cancelled on that date. In addition, the Committee or the Company may suspend any exercise of the Option or SAR pending the determination of whether the Participant has engaged in Inimical Conduct.

11.Withholding. The Participant agrees to remit to the Company any foreign, Federal, state and/or local taxes (including the Participant’s FICA tax obligation) required by law to be withheld with respect to the issuance of Shares under this Award, the vesting of this Award or the payment of cash under this Award. Notwithstanding anything to the contrary in this Award, if the Company or any Affiliate of the Company is required to withhold any Federal, state or local taxes or other amounts in connection with the Award, then the Company may require the Participant to pay to the Company, in cash, promptly on demand, amounts sufficient to satisfy such tax obligations or make other arrangements satisfactory to the Company regarding the payment to the Company of the aggregate amount of any such taxes and other amounts. Alternatively, the Company can withhold Shares no longer restricted, or can withhold from cash or property, including cash or Shares under this Award, payable or issuable to the Participant, in the amount needed to satisfy any withholding obligations; provided that, to the extent Shares are withheld to satisfy taxes, the amount to be withheld may not exceed the total maximum statutory tax withholding obligations associated with the transaction. Notwithstanding the foregoing, with respect to a Participant who is a Section 16 Participant, if payment hereunder is to be made in the form of Shares, then any withholding obligations shall be satisfied by the Company withholding Shares otherwise issuable under this Award unless the Committee approves an alternative method by which the Participant shall pay such withholding taxes.

12.No Claim for Forfeiture. Neither the Award nor any benefit accruing to the Participant from the Award will be considered to be part of the Participant’s normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments. In no event may the Award or any benefit accruing to the Participant from the Award be considered as compensation for, or relating in any way to, past services for the Company or any Affiliate. In consideration of the Award, no claim or entitlement to compensation or damages shall arise from forfeiture of the Award resulting from termination of the Participant’s employment by the Company or any Affiliate (for any reason whatsoever and whether or not in breach of local labor laws) and the Participant irrevocably releases the Company and its Affiliates from any such claim that may arise. If, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by acknowledging the grant, the Participant shall have been deemed irrevocably to have waived any entitlement to pursue such claim.

13.Electronic Delivery. The Company or its Affiliates may, in its or their sole discretion, decide to deliver any documents related to current or future participation in the Plan or related to this Award by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company. The Participant hereby agrees that all on-line acknowledgements shall have the same force and effect as a written signature.

14.Securities Compliance. The Participant agrees for himself/herself and the Participant's heirs, legatees, and legal representatives, with respect to all Shares acquired pursuant to this Award (or any Shares issued pursuant to a share dividend or share split thereon or any securities issued in lieu of or in substitution or exchange for such Shares) that the Participant and the Participant's heirs, legatees, and legal representatives will not sell or otherwise dispose of such shares except pursuant to an effective registration
Terms for FY2024 Share Option and Share Appreciation Rights – 2021 Plan

statement under the Securities Act of 1933, as amended, or except in a transaction which, in the opinion of counsel for the Company, is exempt from registration under such act.

15.Successors. All obligations of the Company under this Award shall be binding on any successor to the Company. The terms of this Award and the Plan shall be binding upon and inure to the benefit of the Participant, and his or her heirs, executors, administrators or legal representatives.
16.Legal Compliance. The granting of this Award and the issuance of Shares under this Award shall be subject to all applicable laws, rules, and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required.
17.Governing Law; Arbitration. This Award, and the interpretation of this Award Agreement, shall be governed by (a) the internal laws of Ireland (without reference to conflict of law principles thereof that would direct the application of the laws of another jurisdiction) with respect to the validity and authorization of any Shares issued under this Award, and (b) the internal laws of the State of Wisconsin (without reference to conflict of law principles thereof that would direct the application of the laws of another jurisdiction) with respect to all other matters. Any disputes regarding this Award or any other matter relating to the Participant’s employment will be subject to the Company’s arbitration policy, as described in Section 20(i) of the Plan.

18.Data Privacy and Sharing. As a requirement of the Award, it is necessary for some of the Participant’s personal identifiable information to be provided to certain employees of the Company, the third-party data processor that administers the Plan and the Company’s designated third party broker in the United States. These transfers will be made pursuant to a contract that requires the processor to provide adequate levels of protection for data privacy and security interests and in accordance with the “legitimate interest” provisions of the EU General Data Protection Regulation (GDPR) (Regulation (EU) 2016/679 and the implementing legislation of the Participant’s home country (or any successor or superseding regulation). By acknowledging the Award, the Participant acknowledges having been informed of the processing of the Participant’s personal identifiable information described in the preceding sentences and consents to the Company collecting and transferring to the Company's independent benefit plan administrator and third-party broker, the Participant’s personal data that are necessary to administer the Award and the Plan. The Participant understands that his or her personal information may be transferred, processed and stored outside of the Participant’s home country in a country that may not have the same data protection laws as his or her home country, for the purposes mentioned in this Award.

The provision of personal data is a requirement for the performance of this Award Agreement and the terms of the Award. Refusing or withdrawing the Participant’s consent to share the Participant’s data may affect the Participant’s ability to participate in the Plan.
The provisions below apply only to participants in the EUROPEAN UNION (“EU”) / EUROPEAN ECONOMIC AREA (“EEA”) AND THE UNITED KINGDOM:

In compliance with the GDPR:
•The Participant may request to receive (a) the contact details of the controller of the Participant’s data (usually the administrator and/or the Company) and, where applicable, of the controller's representative; (b) the contact details of the Company’s data protection officer, where applicable; (c) the recipients, or categories of recipients, of the Participant’s personal data; and (d) the period for which the personal data will be stored, or if that is not possible, the criteria used to determine that period.
•The purposes of the processing of personal data is for the grant, administration and vesting of the Award and the legal basis for the processing is that this is required for the performance of this Award Agreement and for compliance with its terms and the Award or to cover the legitimate interests of the data controller and the data processor.
Terms for FY2024 Share Option and Share Appreciation Rights – 2021 Plan

•The controller intends to transfer personal data to a third country or international organization subject to the existence of an adequacy decision by the European Commission, or reference to the appropriate or suitable safeguards (reliance on the US/EU Privacy Shield or adoption of the EU Model Clauses). The Participant may obtain a copy of these or details of where they are made available on the administrator’s portal, upon request.
•The Participant has the right to request from the controller access to and rectification or erasure, in certain circumstances but this could impact the Award, of personal data or restriction of processing concerning the data subject or to object to processing as well as the right to data portability.
•The Participant has a right to lodge a complaint with a supervisory authority.

19.Restrictive Covenants. In consideration for the Participant’s opportunity to earn the benefits provided in this Award Agreement, Participant agrees to be bound by the restrictive covenants in Attachment A. For the sake of clarity, by accepting this Award, Participant agrees to be bound by such restrictive covenants even if Participant ultimately forfeits this Award or otherwise fails to receive any benefits under this Award Agreement.

20.Recoupment. This Award, and any Shares issued or cash paid pursuant to this Award, shall be subject to the Company’s Executive Compensation Recoupment Policy, or any successor policy or other recoupment policy adopted by the Company.

21.No Restrictions on Certain Actions. The existence of the Award shall not affect in any way the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations, or other changes in the Company's capital structure or its business, or any merger or consolidation of the Company, or any issuance of bonds, debentures, preferred, or prior preference shares ahead of or affecting the Shares or the rights thereof, or dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

This Award Agreement, the Award Notice, and any other documents expressly referenced in this Award Agreement contain all of the provisions applicable to the Award and no other statements, documents or practices may modify, waive or alter such provisions unless expressly set forth in writing, signed by an authorized officer of the Company and delivered to the Participant.
Failure of the Participant to affirmatively ACKNOWLEDGE or reject this Award within the sixty (60) day period following the date of grant will result in the Participant’s IMMEDIATE AND AUTOMATIC acceptance of this Award and the terms and conditions of the Plan and this Award Agreement, including the non-competition and non-solicitation provisions contained herein.
The Company has caused this Award to be executed by one of its authorized officers as of the Grant Date.
JOHNSON CONTROLS INTERNATIONAL PLC
/s/ John Donofrio
John Donofrio
Executive Vice President and General Counsel

Terms for FY2024 Share Option and Share Appreciation Rights – 2021 Plan

Attachment A
Johnson Controls International plc
Restrictive Covenants for Award Agreements
In consideration for the Participant’s opportunity to earn the benefits provided in this Award Agreement (regardless of whether benefits under this Award Agreement are actually realized by the Participant), and except as prohibited by law, the Participant agrees as follows:
1.    Non-Competition.    Participant agrees that during his or her employment with the Company or its Subsidiaries, and for the period of one (1) year following the Participant’s Termination of Employment for any reason, or such longer period of non-competition as is included in any offer letter or any other agreement between Participant and the Company or its Subsidiaries or Affiliates, the Participant will not directly or indirectly, own, manage, operate, control (including indirectly through a debt, equity investment, or otherwise), provide services to, or be employed by, any person or entity engaged in any business that (i) conducts or is planning to conduct a business in competition with any business conducted or planned by the Company or any of its Subsidiaries (1) that is located in a region in which Participant had substantial responsibilities during the twenty-four (24) month period preceding Participant’s termination, and (2) for which Participant (A) was materially involved in during the twenty-four (24) month period preceding Participant’s termination, or (B) had knowledge of operations or substantial exposure to during the twenty-four (24) month period preceding Participant’s termination; or (ii) designs, develops, produces, offers for sale or sells a product or service that can be used as a substitute for, or is generally intended to satisfy the same customer needs for, any one or more products or services designed, developed, manufactured, produced or offered for sale or sold by any of the Company’s business (1) that is located in a region in which Participant had substantial responsibilities during the twenty-four (24) month period preceding Participant’s termination, and (2) for which Participant (A) was materially involved in during the twenty-four (24) month period preceding Participant’s termination, or (B) had knowledge of operations or substantial exposure to during the twenty-four (24) month period preceding Participant’s termination.
2.    Non-Solicitation of Customers.    Participant agrees that during his or her employment with the Company or its Subsidiaries, and for the period of two (2) years following the Participant’s Termination of Employment for any reason, or such longer period of non-solicitation as is included in any offer letter or any other agreement between Participant and the Company or its Subsidiaries or Affiliates, the Participant will not, directly or indirectly, on his or her own behalf or on behalf of another (i) solicit, aid or induce any customer of the Company or any of its Subsidiaries that Participant was responsible for, including supervised, managed or directed by Participant, to purchase goods or services then sold by the Company or its Subsidiaries from another person or entity, or assist or aid any other person or entity in identifying or soliciting any such customer, or (ii) solicit, aid or induce any customer that was pursued by the Company and with which Participant had contact, participated in the contact, or about which Participant had knowledge of Confidential Information by reason of Participant’s relationship with the Company within the twenty-four (24) month period preceding Participant’s termination if that sale or service would be located in a region with respect to which the Participant had substantial responsibilities while employed by the Company or its Subsidiaries.
3.    Non-Solicitation of Employees.    Participant agrees that during his or her employment with the Company or its Subsidiaries, and for the period of two (2) years following the Participant’s Termination of Employment for any reason, or such longer period of non-solicitation as is included in any offer letter or any other agreement between Participant and the Company or its Subsidiaries or Affiliates, the Participant will not, directly or indirectly, on his or her own behalf or on behalf of another solicit, recruit, aid or induce employees of the Company or any of its Subsidiaries (a) with whom Participant has had material contact with during the twelve (12) months period preceding Participant’s termination and who had access to Confidential Information, trade secrets or customer relationships; or (b) who were directly managed by or reported to Participant as of the date of Participant’s termination to leave their employment with the Company or its Subsidiaries in order to accept employment with or render services to
Terms for FY2024 Share Option and Share Appreciation Rights – 2021 Plan

another person or entity unaffiliated with the Company or its Subsidiaries, or hire or knowingly take any action to assist or aid any other person or entity in identifying or hiring any such employee.
4.    Confidentiality.    In consideration for the Participant’s opportunity to earn the benefits provided in this Award Agreement (regardless of whether benefits under this Award Agreement are actually realized by the Participant) and for the Company’s and its Subsidiaries’ promise to provide Participant with confidential and competitively sensitive information from time to time concerning, among other things, the Company and its Subsidiaries strategies, objectives, performance and business prospects, the Participant agrees that during his or her employment with the Company or its Subsidiaries, and until such time thereafter as the Confidential Information is no longer confidential through no fault of the Participant, the Participant shall not use or disclose any Confidential Information except for the benefit of the Company or its Subsidiaries in the course of the Participant’s employment, and shall not use or disclose any Confidential Information in competition with or to the detriment of the Company or its Subsidiaries, or for the benefit of the Participant or anyone else other than the Company or its Subsidiaries. Notwithstanding the foregoing, nothing herein shall prohibit the Participant from reporting or otherwise disclosing possible violations of state, local or federal law or regulation to any governmental agency or entity, or making other disclosures that, in each case, are protected under whistleblower provisions of local, state or federal law or regulation. Nothing in this Agreement is intended to discourage or restrict Employee from reporting any theft of trade secrets pursuant to the Defend Trade Secrets Act of 2016 (“DTSA”) or other applicable state or federal law.  The DTSA provides: An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to any attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation or law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to an attorney for the individual and use the trade secret information in the court proceeding, if the individual (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.
“Confidential Information” means any information that is not generally known outside the Company and its Subsidiaries, relating to any phase of business of the Company or any Affiliate, whether existing or foreseeable, including information conceived, discovered or developed by the Participant. Confidential Information includes, but is not limited to: project files, product designs, drawings, sketches and processes; production characteristics; testing procedures and results thereof; manufacturing methods, processes, techniques and test results; plant layouts, tooling, engineering evaluations and reports; business plans, financial statements and projections; operating forms (including contracts) and procedures; payroll and personnel records; non-public marketing materials, plans and proposals; customer lists and information, and target lists for new clients and information relating to potential clients; software codes and computer programs; training manuals; policy and procedure manuals; raw materials sources, price and cost information; administrative techniques and documents; and any information received by the Company under an obligation of confidentiality to a third party.
5.Non-Disparagement.    Each of the Participant and the Company and its Subsidiaries (for purposes hereof, the Company and its Subsidiaries shall mean only the officers and directors thereof and not any other employees) agrees not to make any statements that disparage the other party, or in the case of the Company or its Subsidiaries, their respective Subsidiaries, employees, officers, directors, products or services. Notwithstanding the foregoing, statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) shall not be subject to the limitations in this paragraph.

6.Remedies.    Irreparable injury will result to the Company, and to its business, in the event of a breach by the Participant of any of the Participant’s covenants and commitments under this Award, including the covenants of non-competition and non-solicitation. Therefore, in the event of a breach of such covenants and commitments, in the sole discretion of the Company, any of the Participant’s
Terms for FY2024 Share Option and Share Appreciation Rights – 2021 Plan

unvested, or vested but unexercised, Options or SARs shall be immediately rescinded and the Participant will forfeit any rights he or she has with respect thereto. Furthermore, by acknowledging this Award, and not declining the Award, in the event of such a breach, upon demand by the Company, the Participant hereby agrees and promises immediately to deliver to the Company the number of Shares (or, in the discretion of the Company, the cash value of said Shares) or the amount of cash the Participant received upon the exercise of the Options or SARs that occurred any time from and after the earlier of (i) the date of the breach or (ii) six months prior to the Participant’s termination of employment.  In addition, the Company reserves all rights to seek any and all remedies and damages permitted under law, including, but not limited to, injunctive relief, equitable relief and compensatory damages. The Participant further acknowledges and confirms that the terms of this Attachment, including but not limited to the time and geographic restrictions, are reasonable, fair, just and enforceable by a court.

Terms for FY2024 Share Option and Share Appreciation Rights – 2021 Plan